EXHIBIT 99.3

    INDEX TO 2002 CARLYLE INDUSTRIES, INC. CONSOLIDATED FINANCIAL STATEMENTS



Report of Independent Accountants                                              7

Carlyle Industries, Inc. Consolidated Balance Sheets                           9

Carlyle Industries, Inc. Consolidated Statements of Income                    11

Carlyle Industries, Inc. Consolidated Statement of Cash Flows                 12

Carlyle Industries, Inc. Consolidated Statement of Stockholders' Deficit      13

Carlyle Industries, Inc. Notes to Consolidated Financial Statements           14

FRIEDMAN
ALPREN &                                                      1700 BROADWAY
GREEN LLP                                                     NEW YORK, NY 10019
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS                  212-842-7000
                                                              FAX 212-842-7001
                                                              www.nyccpas.com


                          INDEPENDENT AUDITORS' REPORT


TO THE STOCKHOLDERS OF CARLYLE INDUSTRIES, INC. AND SUBSIDIARIES


               We have audited the accompanying consolidated balance sheet of CARLYLE INDUSTRIES, INC. AND SUBSIDIARIES as of December 31, 2002, and the related consolidated statements of income, changes in cash flows and stockholders' deficit for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

               We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CARLYLE INDUSTRIES, INC. AND SUBSIDIARIES as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ FRIEDMAN ALPREN & GREEN LLP
                                        -------------------------------
                                        Friedman Alpren & Green LLP

New York, New York
March 8, 2003

THIS IS A COPY OF THE PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT. A REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP FOR INCLUSION IN THIS FILING.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Carlyle Industries, Inc.

            We have audited the accompanying consolidated balance sheets of Carlyle Industries, Inc. (a Delaware corporation) and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2001. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

            We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carlyle Industries, Inc. and its subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

            Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                            ARTHUR ANDERSEN LLP


New York, New York
March 13, 2002

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                                    December 31, 2002  December 31, 2001
                                                    -----------------  -----------------
ASSETS
Current Assets:
      Cash and cash equivalents                        $         71    $        398
      Accounts receivable trade (net of allowance
            of $1,036 and $935, respectively)                 2,458           2,685
      Inventories, net                                        5,250           4,615
      Deferred income taxes                                     811             604
      Other current assets                                      493             284
                                                       ------------    ------------
            Total current assets                              9,083           8,586
                                                       ------------    ------------
Property, Plant and Equipment, at cost:
      Land                                                       60              60
      Building and improvements                               2,414           2,276
      Machinery and equipment                                 1,762           1,515
                                                       ------------    ------------
                                                              4,236           3,851
Less: Accumulated Depreciation and Amortization              (1,837)         (1,595)
                                                       ------------    ------------
Net property, plant and equipment                             2,399           2,256
                                                       ------------    ------------

Goodwill (net of accumulated amortization of $1,247)          2,543           2,543
Deferred income taxes                                         2,975           1,883
Other assets                                                  1,007           1,018
                                                       ------------    ------------
            Total Assets                               $     18,007    $     16,286
                                                       ============    ============

See Notes to Consolidated Financial Statements


                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (continued)
           (Dollars in thousands except for per share and share data)

                                                         December 31, 2002  December 31, 2001
                                                         -----------------  -----------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
      Accounts payable                                       $        933    $        599
      Revolving loan and current portion of long term debt          2,971           3,832
      Income taxes payable                                            402              43
      Other current liabilities                                     1,058           1,113
                                                             ------------    ------------
                                                                    5,364           5,587
                                                             ------------    ------------

Long-term Debt                                                      1,732           1,868
Other Liabilities                                                  11,425           8,378
                                                             ------------    ------------
            Total Liabilities                                      18,521          15,833
                                                             ------------    ------------

Redeemable Preferred Stock, par value $0.01 per share
      11,187,451 shares authorized: Shares issued
      and outstanding:
            Series A - None                                            --              --
            Series B - 4,555,007 at December 31, 2002
                       and at December 31, 2001                     4,555           4,555
      Accumulated dividends on preferred stock                         12              13
                                                             ------------    ------------
                                                                    4,567           4,568
                                                             ------------    ------------
STOCKHOLDERS' DEFICIT
Common Stock, par value $0.01 per share
      20,000,000 shares authorized:
      Shares issued and outstanding:
      13,934,858 at December 31, 2002
      and at December 31, 2001                                        139             139
Paid in Capital                                                    26,345          26,345
Accumulated Deficit                                               (28,080)        (29,237)
Accumulated Other Comprehensive Losses                             (3,485)         (1,362)
                                                             ------------    ------------
Total  Stockholders' Deficit                                       (5,081)         (4,115)
                                                             ------------    ------------

Total Liabilities, Redeemable Preferred Stock
       and Stockholders' Deficit                             $     18,007    $     16,286
                                                             ============    ============

See Notes to Consolidated Financial Statements

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in thousands, except per share data)

                                                        Years Ended December 31,
                                                      2002       2001        2000
                                                    --------   --------    --------

Net sales                                           $ 23,728   $ 24,925    $ 27,076
Cost of sales                                         14,751     15,456      15,998
                                                    --------   --------    --------
                                                       8,977      9,469      11,078
Selling, general and administrative expenses           6,340      7,242       8,478
                                                    --------   --------    --------
                                                       2,637      2,227       2,600
Interest expense, net                                    408        565         746
                                                    --------   --------    --------
Income before income taxes                             2,229      1,662       1,854
Provision for income taxes                               800        672         709
                                                    --------   --------    --------
Income before extraordinary loss                       1,429        990       1,145
Extraordinary loss on debt prepayment, net of
   tax benefit of $50                                     --        (90)         --
                                                    --------   --------    --------
Net income                                             1,429        900       1,145
Less dividends on preferred stock                        272        273         274
                                                    --------   --------    --------
Income applicable to common stock                   $  1,157   $    627    $    871
                                                    ========   ========    ========

Basic earnings per common share:
   Income before extraordinary loss                 $    .08   $    .05    $    .06
   Extraordinary loss on debt prepayment                  --       (.01)         --
                                                    --------   --------    --------
                                                    $    .08   $    .04    $    .06
                                                    ========   ========    ========

Diluted earnings per common share:
   Income before extraordinary loss                 $    .08   $    .05    $    .06
   Extraordinary loss on debt prepayment                  --       (.01)         --
                                                    --------   --------    --------
                                                    $    .08   $    .04    $    .06
                                                    ========   ========    ========

Dividend declared per common share                        --         --          --
                                                    ========   ========    ========
Weighted average common shares
   outstanding - basic and diluted (in thousands)     13,935     13,935      13,935
                                                    ========   ========    ========

See Notes to Consolidated Financial Statements.


                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                          Years Ended December 31,
                                                        2002       2001       2000
                                                       -------    -------    -------
Cash Flows From Operating Activities:
Income before extraordinary loss                       $ 1,429    $   990    $ 1,145
Reconciliation of net income to net
cash provided by operations:
  Depreciation and amortization                            571        717        818
  Deferred tax provision                                   (72)       448        446
  Changes in operating assets and liabilities:
   Accounts receivable                                     227        405      1,211
   Inventory                                              (675)       698       (855)
   Income taxes payable                                    359         23       (390)
   Accounts payable                                        334       (840)       204
   Other liabilities                                      (416)       (42)      (619)
   Other assets                                           (491)    (1,159)      (758)
                                                       -------    -------    -------
           Net cash provided by operating activities     1,266      1,240      1,202
                                                       -------    -------    -------

Cash Flows From Investing Activities:
Capital expenditures                                      (247)       (24)      (207)
Investment in other assets                                 (46)       (94)       (53)
                                                       -------    -------    -------
           Net cash used in investing activities          (293)      (118)      (260)
                                                       -------    -------    -------

Cash Flows From Financing Activities:
Deferred financing costs                                   (30)       (20)        --
Bank repayments, net                                      (997)      (625)      (896)
Preferred stock dividends                                 (273)      (273)      (274)
                                                       -------    -------    -------
           Net cash used in financing activities        (1,300)      (918)    (1,170)
                                                       -------    -------    -------

Effect of exchange rate changes on cash balances            --         (3)        (8)
                                                       -------    -------    -------
Increase (decrease) in cash and cash equivalents          (327)       201       (236)
Cash and cash equivalents beginning of year                398        197        433
                                                       -------    -------    -------
Cash and cash equivalents end of year                  $    71    $   398    $   197
                                                       =======    =======    =======

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
   Interest                                            $   415    $   582    $   733
                                                       =======    =======    =======
   Income taxes                                        $   441    $   506    $   906
                                                       =======    =======    =======

See Notes to Consolidated Financial Statements

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (Dollars in thousands)



                                                                                  Accumulated
                                                                                  Other
                                              Compre-                             Compre-            Common Stock
                                              hensive   Retained      Paid in     hensive       --------------------------
                                     Total    Earnings  Earnings      Capital     Losses         Amount           Shares
                                   ---------  --------  --------      -------     ---------     ---------       ----------

 December 31, 1999                 $ (4,251)            $ (30,735)   $  26,345           --     $     139       13,934,858
                                                        =========    =========    =========     =========       ==========

 Net income before preferred
      stock activity                  1,145   $ 1,145       1,145
 Preferred stock dividend accrued      (274)     (274)       (274)
 Foreign translation adjustment         (83)      (83)                      --          (83)           --               --
                                              -------
 Total comprehensive income                   $   788
                                              =======
                                   --------               -------    ---------    ---------     ---------       ----------
 December 31, 2000                 $ (3,463)              (29,864)   $  26,345    $     (83)    $     139       13,934,858
                                   ========               =======    =========    =========     =========       ==========

 Net income before preferred
      stock activity               $    900   $   900         900
 Preferred stock dividends accrued     (273)     (273)       (273)
 Foreign translation adjustment         (29)      (29)                      --          (29)           --               --
 Pension adjustment                  (1,250)   (1,250)                               (1,250)
                                              -------
 Total comprehensive loss                     $  (652)
                                              =======
                                   --------             ---------    ---------    ---------     ---------       ----------
 December 31, 2001                 $ (4,115)            $ (29,237)   $  26,345    $  (1,362)    $     139       13,934,858
                                   ========             =========    =========    =========     =========       ==========

 Net income before preferred
      stock activity               $  1,429   $ 1,429   $   1,429
 Preferred stock dividends accrued     (272)     (272)       (272)
 Foreign translation adjustment          58        58                                    58
 Pension adjustment                  (2,181)   (2,181)                               (2,181)
                                              -------
 Total comprehensive loss                     $  (966)
                                              =======
                                   --------             ---------    ---------    ---------     ---------       ----------
 December 31, 2002                 $ (5,081)            $ (28,080)   $  26,345    $  (3,485)    $     139       13,934,858
                                   ========             =========    =========    =========     =========       ==========

      See Notes to Consolidated Financial Statements

                    CARLYLE INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.         BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

           NATURE OF OPERATION: Carlyle Industries, Inc. and its subsidiaries (the "Company"), manufacture, package and distribute buttons, embellishments, gift and craft products. Substantially all of the Company's operations and assets are currently in the United States; however, the Company also services the European market from a location in the Netherlands. The Company was organized under the laws of the State of Delaware in 1947. Effective January 6, 2003 the Company was merged into Levcor International, Inc. as discussed in note 2.

           CONSOLIDATION: The accompanying consolidated financial statements include the accounts of the Company including all subsidiaries after elimination of intercompany items and transactions.

           RECLASSIFICATIONS: In order to conform to the 2002 presentation, certain reclassifications were made to the prior years' financial statements.

           REVENUE RECOGNITION: The Company recognizes revenue upon shipment of product. Shipment is made generally by UPS or common carrier.

           SALES RETURNS: The Company estimates an allowance for sales returns based on historical sales and sales returns and records a related allowance.

           ALLOWANCE FOR DOUBTFUL ACCOUNTS: The Company maintains a reserve for doubtful accounts which includes 100% of all invoices that management deems doubtful of collection.

           SHIPPING AND HANDLING COSTS: Shipping and handling costs are included in the cost of sales.

           CLASSIFICATION OF EXPENSES: The significant components of cost of sales are raw materials, labor, shipping and handling and depreciation. The significant components of selling, general and administrative expenses are commissions, sales salaries, trade and consumer advertising, trade show costs, management salaries, costs associated with product development activities, office rent and professional fees.

           PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed principally by the straight-line method for each class of depreciable and amortizable assets based on their estimated useful lives. Buildings and improvements, machinery and equipment, and furniture, fixtures and leasehold improvements are generally depreciated over periods of 20-35, 5-25 and 5-10 years, respectively.

           INCOME TAXES: Deferred income taxes are determined using the liability method following the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", whereby the future expected consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements are recognized as deferred tax assets and liabilities.

           IMPAIRMENT: Long-term assets are reviewed for impairment following the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Goodwill not associated with particular assets is reviewed for impairment based on an analysis of undiscounted future cash flows associated with the related operation. In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and discontinued operations. The standard is effective beginning January 1, 2002. The Company has determined that the impact of initial adoption will not have a material impact on the Company's financial position or results of operations.

           GOODWILL: For all periods through December 31, 2001, goodwill was amortized on a straight line basis over periods ranging from 15 to 30 years. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to an annual assessment for impairment by applying a fair-value based test. The standard will be effective beginning January 1, 2002.

           The Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") as of January 1, 2002. Under SFAS 142, the Company no longer amortizes goodwill, but is required to review goodwill for impairment annually, or more frequently if impairment indicators arise.

           In accordance with SFAS 142, prior period amounts were not restated. A reconciliation of the previously reported net income and earnings per share for the two years ended December 31, 2001 to the amounts adjusted for the reduction of amortization expense is as follows (dollars in thousands):

                                                               For the Year Ended December 31,
                                                          2001                               2000
                                             ---------------------------------    -------------------------------
                                                                  Basic and                           Basic and
                                                                   Diluted                             Diluted
                                                                 Earnings Per                        Earnings Per
                                                     Net            Common             Net             Common
                                                   Income           Share            Income            Share
                                                   ------           -----            ------            -----
Reported income applicable to common stock       $     627          $ .04           $     871          $ .06
Add:  Amortization adjustment                          157            .01                 165            .01
                                                 ---------          -----           ---------          -----

Adjusted                                         $     784          $ .05           $   1,036          $ .07
                                                 =========          =====           =========          =====

           Pursuant to the adoption of SFAS 142, the Company has completed the initial valuation analysis required by the transitional goodwill impairment test, which indicated that the fair value of its only reporting unit was greater than its carrying value. The Company based this conclusion on the selling price of the Company in the proposed merger with Levcor International, Inc., exceeding the net book value. In addition, an appraisal of the Company's goodwill was conducted as of December 31, 2002 and no impairment was indicated.

           ENVIRONMENTAL LIABILITIES: The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

           CASH EQUIVALENTS: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

           USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           FOREIGN CURRENCY TRANSLATION: For translation of its non-U.S. dollar currencies, the Company has determined that the local currency of its international subsidiary is the functional currency. In consolidating the international subsidiary, balance sheet currency effects are recorded as a component of accumulated other comprehensive income. This equity account includes the results of translating all balance sheet assets and liabilities at current exchange rates. Net currency transaction and translation gains and losses included in income were not material.

           FINANCIAL INSTRUMENTS: The Company's financial instruments are comprised of cash, cash equivalents, accounts receivable, revolving debt and Series B Preferred Stock at December 31, 2002 and 2001. The carrying amounts of cash, cash equivalents, accounts receivable and revolving debt approximate fair values due to the short-term maturity of cash, cash equivalents and accounts receivable and revolving debt. It was not practicable to obtain an estimate of the fair value of the Series B Preferred Stock since there is no active market for this security.


2.          SUBSEQUENT EVENT - MERGER WITH LEVCOR INTERNATIONAL, INC.

            On January 6, 2003, the Company completed its merger with Levcor International, Inc. ("Levcor") which was effected as a merger of the Company into Levcor. The consummation of the merger followed the Annual Meeting of Stockholders of Levcor held on December 31, 2002, and the Special Meeting of Stockholders of the Company held on January 6, 2003, at which the requisite stockholder approvals were obtained.

            In the merger, each five shares of the Company common stock, par value $0.01 per share ("Common Stock") were converted into one share of Levcor common stock and each share of Carlyle Series B preferred stock, par value $0.01 per share ("Series B Preferred Stock"), was converted into one share of Levcor Series A preferred stock. In addition, Levcor assumed the Company's stock options which became options to purchase approximately 220,000 shares of Levcor common stock.

            The purchase price was approximately $6.9 million. Because the merger was not closed until 2003, it had no effect on the Company's 2002 financial condition or results of operations.

3.          INVENTORIES:

            The components of inventories as of December 31, net of reserves are as follows (dollars in thousands):

                                                2002             2001
                                             ----------       ----------
                  Raw materials              $    2,622       $    1,686
                  Work in progress                   22               20
                  Finished goods                  2,606            2,909
                                             ----------       ----------
                                             $    5,250       $    4,615
                                             ==========       ==========

           At December 31, 2002 and 2001 inventories were valued on a weighted-average cost method basis. Inventories are stated at the lower of cost or market. Cost elements included in inventory are material, labor and overhead, primarily using standard cost, which approximates actual cost.


4.         OTHER CURRENT LIABILITIES AND OTHER LIABILITIES:

           Other liabilities as of December 31 consist of the following (dollars in thousands):

            CURRENT                                                       2002            2001
            -------                                                   ------------   ------------
            Salaries, wages, bonuses and other compensation.....      $        626   $        519
            Other ..............................................               432            594
                                                                      ------------   ------------
                                                                      $      1,058   $      1,113
                                                                      ============   ============


            LONG TERM                                                     2002            2001
            ---------                                                 ------------   ------------
            Pension liabilities.................................      $      6,599   $      3,271
            Environmental accruals..............................             1,258          1,442
            Other post-retirement benefits......................             2,463          2,717
            Other liabilities...................................             1,105            948
                                                                      ------------   ------------
                                                                      $     11,425   $      8,378
                                                                      ============   ============

5.          DEBT:

            On January 24, 2002, the Company and the CIT Group/Financial Services, Inc. ("CIT") entered into a series of agreements (the "CIT Facilities") providing for maximum aggregate revolving credit of up to $7.5 million to the Company. The Company utilized the CIT Facilities to pay off all amounts outstanding under its previous credit agreement with Fleet Bank N.A. in the amount of $5.3 million on such date.

            The CIT Facilities are comprised of separate financing agreements with each of the Company and its wholly-owned subsidiaries, Blumenthal Lansing Company, Inc. and Westwater Industries, Inc. The financing agreements with Blumenthal Lansing Company, Inc. and Westwater Industries, Inc. ("Subsidiary Financing Agreements") provide for revolving credit advances to such facilities based on eligible accounts receivable and inventory and include a Letter of Credit agreement with a limit of $500,000.

            The financing agreement with the Company ("Carlyle Financing Agreement") provides for a term loan (the "Term Loan") in the amount of $2.0 million and revolving credit of $500 thousand. The Term Loan amortizes $12 thousand per month during each of the first twenty five months followed by a final installment payment of $1.7 million in the twenty-sixth month. All amounts outstanding under the CIT Facilities bear interest at the Chase Bank N.A. ("Chase") prime rate plus .5% with a minimum rate of 5%.

           In connection with the CIT Facilities, the Company and its subsidiaries have made guarantees and have issued first priority liens covering substantially all of the assets of the Company and its subsidiaries. In addition, Mr. Robert A. Levinson, the Company's Chairman and Chief Executive Officer, provided certain collateral against advances provided under the CIT Facilities. On December 13, 2001, the Company's Board of Directors authorized a grant of 100,000 stock options with an exercise price of $.23 per share to Mr. Levinson in consideration for his collateral support. The options vested immediately and are exercisable for 10 years. The Company estimated on the date of grant the fair value of this option grant using the Black-Scholes option pricing model. The fair value of this grant is immaterial and no expense was recorded.

           The CIT Facilities contain representations and warranties and events of default customary for agreements of this nature, such as restrictions on incurring more debt, acquisitions, preferred stock payments in excess of $300,000 per year, the use of proceeds from the sale of assets and change in voting control of the Company. The CIT Facilities also contain a subjective acceleration clause which states that, all obligations under the Facilities shall, at CIT's option, be immediately due and payable without notice or demand upon the occurrence of any change in the Company's condition or affairs (financial or otherwise) that materially impairs the collateral or increases CIT's risk. In the case of the term loan, CIT may accelerate the maturity in the event of a default by the Company after thirteen months notice of such acceleration.

           The weighted average interest rate on outstanding debt was 4.90% during the year ended December 31, 2002 and 6.54% during the year ended December 31, 2001. The weighted average outstanding debt during the year ended December 31, 2002 was $5.7 million and was $6.9 million during the year ended December 31, 2001. In connection with the refinancing of the Fleet Credit Agreement, the Company wrote-off $90,000, net of income tax benefit, of un-amortized deferred financing costs in the fourth quarter of 2001 and such amount is presented as an extraordinary item in the 2001 Consolidated Statement of Income.

6.          LEASE PAYMENTS:

            The following is a schedule of future minimum lease payments under non-cancelable operating leases at December 31, 2002 (dollars in thousands):

                       2003                    $     193
                       2004                          193
                       2005                          193
                       2006                           80
                                               ---------
                                               $     659
                                               =========

           Rental expense for premises leased by the Company under operating leases was as follows (dollars in thousands):

                                         Years Ended December 31,
                              2002                  2001                 2000
                          ------------         ------------         ------------
            Premises       $   195              $    272             $    272

7.          CUSTOMER CONCENTRATION:

            During the years ended December 31, 2002, 2001 and 2000, the Company conducted business with four customers whose aggregate sales volume represented approximately 79%, 74% and 71% of the Company's net revenues, respectively. These customers also represented approximately 82% of the total outstanding accounts receivable as of December 31, 2002 and 2001. A reduction in sales to any of these customers could adversely impact the financial condition and results of operations of the Company.


8.          PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS:

            The Company sponsors a defined benefit plan, which requires no contribution from the employees. The plan was frozen as of December 31, 1994, and no new employees have been eligible to join this plan since that date. Prior to December 31, 1994, the plan covered substantially all employees. The employees covered under the plan do not receive any additional accruals for service rendered after December 31, 1994. Plan assets consist principally of common stocks and U.S. Government and corporate obligations.

           The benefits under this plan are determined based on formulas, which reflect the employees' years of service and compensation during their employment period. The projected unit credit method is used to determine pension cost. Funding requirements for the plan are based on the unit credit method. The Company's policy is to fund pension cost as required by ERISA.

           The Company provides certain health and life insurance benefits for eligible retirees and their dependents. The Company accounts for post-retirement benefits in accordance with SFAS Number 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions", whereby the cost of post-retirement benefits are accrued during employees' working careers. The plan is not funded. The Company's policy is to pay the cost of benefits as incurred. Certain benefits are available to full-time employees who were over age 30, as of January 1, 1992, provided such employees work for the Company for 25 years and reach certain ages, but not less than age 55. Employees hired after January 1, 1993 are not eligible to receive benefits under this plan.

           The prepaid pension balances of $555,000 at December 31, 2002 and 2001, respectively, are included in Other Assets on the Company's consolidated balance sheets. An increase in the minimum pension liability in the amount of $3.4 million has been recorded on the December 31, 2002 balance sheet in connection with this plan and a corresponding charge to stockholders' equity net of a deferred tax benefit of $1.2 million has also been recorded. These adjustments were recognized and charged to "Accumulated Other Comprehensive Earnings". The minimum pension liability as of December 31, 2002 was based on the plan's portfolio investments as of such date which totaled $16.3 million, and the actuarially determined accumulated benefit obligation.

                                                                        Pension Benefits                       Other Benefits
                                                                          Years Ended                           Years Ended
                                                                          December 31,                          December 31,
            Dollars in thousands:                                  2002              2001                2002              2001
                                                               ------------     -------------        ------------     -------------
            Change in benefit obligation
            Benefit obligation at beginning of year            $     20,634      $     20,278        $      1,925      $      2,090
            Service cost                                                 --               --                   --                --
            Interest costs                                            1,422             1,455                 126               141
            Actuarial (gain) loss                                       740               691                 174               (39)
            Benefits paid                                            (1,740)           (1,790)               (244)             (267)
                                                               ------------      ------------        ------------      ------------
            Benefit obligation at end of year                  $     21,056      $     20,634        $      1,981      $      1,925
                                                               ============      ============        ============      ============

            Change in plan assets
            Fair value of plan assets at beginning of year     $     19,236      $     21,509        $         --      $         --
            Actual return on plan assets                             (1,245)             (483)                 --                --
            Employer contribution                                        --                --                  --                --
            Benefits paid                                            (1,740)           (1,790)                 --                --
                                                               ------------      ------------        ------------      ------------
            Fair value of plan assets at end of year           $     16,251      $     19,236        $         --      $         --
                                                               ============      ============        ============      ============

            Funded status                                      $     (4,806)     $     (1,397)       $     (1,981)     $     (1,925)
            Unrecognized net actuarial loss (gain)                    5,361             1,952                (367)             (661)
            Unrecognized prior service cost                             --                 --                (115)             (131)
                                                               ------------      ------------        ------------      ------------
            Accrued benefit (cost) prepaid                     $        555      $        555        $     (2,463)     $     (2,717)
                                                               ============      ============        ============      ============

            Weighted average assumptions as of December 31:
            Discount rate                                          6.75%             7.25%               6.75%                7.25%
            Expected return on plan assets                         8.00%              8.5%                N/A                  N/A
            Rate of compensation increase                           N/A               N/A                 N/A                  N/A

            Components of net periodic benefit cost
            Service                                            $         --      $         --        $         --      $         --
            Interest cost                                             1,422             1,455                 126               141
            Expected return on plan assets                           (1,560)           (1,753)                 --                --
            Amortization of prior service cost                           --                --                 (15)              (15)
            Recognized net actuarial loss (gain)                        138               148                (120)              (90)
                                                               ------------      ------------        ------------      ------------
            Net periodic benefit cost (gain)                   $         --      $       (150)       $         (9)     $         36
                                                               ============      ============        ============      ============

           A one-percentage-point change in assumed health care cost trend rates would not change the actuarial present value of the accumulated post-retirement benefit obligations due to annual limitations of Company contributions per employee.

9.         REDEEMABLE PREFERRED STOCK:

           Each share of Series B Preferred Stock is entitled to one vote per share. As of December 31, 2002, there were 11,187,451 shares of Company preferred stock, par value $0.01 per share (the "Preferred Stock"), authorized and 4,555,007 shares of Series B Preferred Stock issued and outstanding. The Series B Preferred Stock is entitled to a preference on liquidation equal to $1 per share plus accrued and unpaid dividends at the rate of 6% per annum per share. There remain 499,995 shares of authorized but unissued shares of blank check Preferred Stock.

           As of December 31, 2002, the Preferred Stock payments in arrears aggregated $4.6 million. Under the terms of the CIT Facilities, the Company is not permitted to redeem Preferred Stock and dividend payments are limited to $300,000 per year.

           Dividends on the Series B Preferred Stock accrue at an annual rate of 6% and are payable quarterly on March 15, June 15, September 15, and December
15. Additional dividends accrue on all scheduled but unpaid dividends at a rate of 6% per annum.

           There were no dividends in arrears at December 31, 2002 and 2001. In addition, the availability of resources to make dividend payments to the holders of Preferred Stock in the future will depend on the Company's future cash flow and the timing of the settlement of the liabilities recorded in the financial statements of the Company.

10.        STOCKHOLDERS' EQUITY:

           COMMON STOCK

           Each share of Common Stock is entitled to one vote per share. As of December 31, 2002, there were 20,000,000 shares of Common Stock authorized and 13,934,858 shares issued and outstanding.

11.        INCOME TAXES:

           Income before income taxes for the years ended December 31 consisted of the following components (dollars in thousands):

                                     2002            2001            2000
                              -----------------------------------------------
           United States      $      2,382      $      1,950     $      2,048
           Other                      (153)             (288)            (194)
                              ------------      ------------     ------------
                              $      2,229      $      1,662     $      1,854
                              ============      ============     ============

           The components of the income tax provision or benefit are (dollars in thousands):

                                                                      Years Ended December 31,
                                                            2002              2001                2000
                                                       ---------------------------------------------------
         Current provision                             $        872      $        311         $        331
         Foreign benefit                                         --               (87)                 (68)
         Deferred provision                                     (72)              448                  446
                                                       -------------     ------------         ------------
                                                       $        800      $        672         $        709
                                                       ============      ============         ============

          The Company's tax provision differed from that which would have been provided at a 34% rate as follows (dollars in thousands):

                                                                      Years Ended December 31,
                                                            2002              2001               2000

                                                      ---------------------------------------------------
          Federal provision at 34%                     $        733      $        565         $        630
          State and local provision, net                         67                41                   46
          Amortization of goodwill                               --                48                   33
          Foreign rate differential                              --                12                   --
          Other                                                  --                 6                   --
                                                       ------------      ------------         ------------
                                                       $        800      $        672         $        709
                                                       ============      ============         ============

           At December 31, 2002 and 2001, the components of the net deferred tax asset are (dollars in thousands):

                                                           2002              2001
                                                       ------------      ------------
          Book value of fixed assets over tax basis    $       (575)     $       (536)
          Pension liabilities                                 2,593             1,212
          Other post-retirement benefit liability               887             1,005
          Environmental accruals                                650               691
          Operating and capital loss carryforwards               18               402
          Other, net                                            213              (287)
                                                       ------------      ------------
                                                       $      3,786      $      2,487
                                                       ============      ============

            Based on the Company's business plan for the future, management is of the opinion that it is more likely than not that the deferred tax asset at December 31, 2002 will be realized.

12.         STOCK OPTIONS:

            As of December 6, 1994, the Company's stockholders adopted the 1994 Incentive Program (the "Program"). Grants under the Program may consist of incentive stock options, non-qualified stock options, stock appreciation rights in tandem with stock options or freestanding, restricted stock grants, or restored options. In connection with the Program, 500,000 shares of Common Stock were available for grants at the start of the Program. In addition, on April 22, 1997, the stockholders voted to amend the Program by increasing the number of shares available for grant by 500,000.

            SFAS No. 123, "Accounting for Stock-Based Compensation", modifies the accounting and reporting standards for the Company's stock-based compensation plans. SFAS 123 provides that stock-based awards be measured at their fair value at the grant date in accordance with a valuation model. This measurement may either be recorded in the Company's basic financial statements or the pro forma effect on earnings may be disclosed in its financial statements. The Company has elected to provide the pro forma disclosures. The

Company's reported and pro forma net income and earnings per share are as follows (dollars in thousands, except per share amounts):

                                           2002           2001          2000
                                        ---------       ---------     --------
Income applicable to common stock
      As Reported                       $   1,157       $    627      $    871
      Pro Forma                         $   1,103       $    608      $    843
Basic EPS:
      As Reported                       $     .08       $    .04      $    .06
      Pro Forma                         $     .08       $    .04      $    .06
Diluted EPS:
      As Reported                       $     .08       $    .04      $    .06
      Pro Forma                         $     .08       $    .04      $    .06

           The Company has granted options on 1,099,000 shares through December 31, 2002, including 999,000 in connection with the Program. Under the Program, the option exercise price equals the stock's market price on date of grant. Program options vest over a three to four-year period and expire after ten years.

           A summary of the status of outstanding grants and weighted average exercise prices at December 31, 2002, 2001 and 2000 and changes during the years then ended is presented in the table and narrative below (shares in thousands):

                                           2002                                2001                                  2000
                                 -------------------------            ------------------------            ------------------------
                                  Shares             Price            Shares             Price            Shares             Price
Beginning of year                    914           $  1.41               929           $  1.51               987          $   1.47
Granted                              185               .19               100               .23                --                --
Exercised                             --                --                --                --                --                --
Forfeited                             --                --              (115)             1.15               (58)              .83
Expired                               --                --                --                --                --                --
                                 -------           -------           -------           -------           -------          --------
End of year                        1,099           $  1.21               914           $  1.41               929          $   1.51
                                 =======           =======           =======           =======           =======          ========
Shares exercisable at year-end       878                                 783                                 502
                                 =======                             =======                             =======
Weighted average exercise
  price of exercisable options   $  1.42                             $  1.54                             $  2.19
                                 =======                             =======                             =======

           The fair value of each option grant in 2002 and 2001 was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions, risk-free interest rates of 4.50-5.25 percent, expected dividend yields of zero percent; expected lives of 10 years; expected volatility of 120-77 percent. During 2002 and 2001, the Company issued 185,000 and 100,000 options with an estimated fair value of $20 and $20, respectively.

Summary information about the Company's stock options outstanding at December 31, 2002 is as follows:

                                                                                     Options o/s                       Options o/s
                         Date                      Options          Exercise              X           Contractual           X
                        Granted                  Outstanding          Price         Exerc. Price        Periods            C.P.
                        -----------------------------------------------------------------------------------------------------------

                     12/14/1994                       60,000           10.00            600,000           1.9           114,000
                     12/01/1995                        9,500            3.13             29,735           2.9            27,550
                     05/09/1996                        2,000            2.13              4,260           3.4             6,800
                     05/16/1997                      145,278            2.00            290,556           4.4           639,223
                     02/25/1998                       22,222            1.31             29,111           5.2           115,554
                     12/10/1998                       50,000            1.00             50,000           5.9           295,000
                     12/29/1999                      525,000            0.50            262,500           7.0         3,675,000
                     12/13/2001                      100,000            0.23             23,000           9.0           900,000
                     02/14/2002                      185,000            0.19             35,150          10.0         1,850,000
                                                 ------------------------------------------------------------------------------
                                                   1,099,000                          1,324,312                       7,623,127
                                                      (2)                                (1)                              (3)
                  Weighted Average
                    Exercise Price                 (1) / (2)        1.21
                                                            ============

                  Weighted Average
                    Contractual Periods            (3) / (2)        6.94
                                                            ============

13.        EARNINGS PER COMMON SHARE:

           Options to purchase shares of Common Stock had no material effect on the earnings per share calculation because the exercise price of such options exceeded the market price of the Common Stock in each of the years ended December 31, 2002, 2001 and 2000. Basic and diluted earnings per common share have been presented as earnings from continuing operations and earnings from discontinued operations. Basic and diluted earnings per share from continuing operations have been calculated as net income from continuing operations after preferred dividend requirements of $272,000, $273,000, and $274,000 for 2002, 2001 and 2000 respectively, divided by weighted-average common shares outstanding during the period.

14.        COMMITMENT AND CONTINGENCIES:

           The Company may be involved in various legal actions from time to time arising in the normal course of business. In the opinion of management, there are no matters outstanding that would have a material adverse effect on the consolidated financial position or results of operations of the Company.

           The Company is subject to a number of federal, state and local environmental laws and regulations, including those concerning the treatment, storage and disposal of waste, the discharge of effluents into waterways, the emissions of substances into the air and various health and safety matters. In addition, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and comparable state statutes generally impose joint and several liability on present and former owners and operators, transporters and generators for remediation of contaminated properties regardless of fault. These parties are typically identified as "potentially responsible parties" or "PRP's".

           Approximately six years ago a property owned by the Carlyle Manufacturing Company, Inc. ("CM") (a non-operating subsidiary) located at 30 Echo Lake Road in Watertown, Connecticut was being investigated by the United States Environmental Protection Agency ("EPA") for possible inclusion on the National Priorities List promulgated pursuant to CERCLA but no such listing has occurred. A Site Inspection conducted at this location detected certain on-site soil and groundwater contamination, as well as contamination of nearby water. This site is listed on the Connecticut State Hazardous Waste Disposal Site list, but remediation activity has not been required by the Connecticut Department of Environmental Protection ("CTDEP"). The Company has accrued approximately $400,000 in connection with the estimated cost to remediate the site.

           CM owned an inactive facility located in North Grosvenordale, Connecticut at which soil contamination had been found. The Company reported this contamination to the CTDEP in 1989 and was working with the CTDEP to define remedial options for the site, which it expected would focus primarily on removal and possible stabilization of contaminated soil on site. The Company estimated the cost of soil remediation at this site to be approximately $100,000 based upon information on the costs incurred by others in remediating similar contamination at other locations. The facility was sold in 2001 and the related environmental liability was assumed by the buyer.

           On or about June 1992 the Company received notices from the EPA that the Company, Belding Corticelli Thread Co. ("BCTC") (a discontinued operation) and CM had been identified, along with 1,300 other parties, as PRPs in connection with the alleged release of hazardous substances from the Solvents Recovery Service of New England Superfund Site in Southington, Connecticut (the "SRS site"). The Company settled its alleged liability in connection with the SRS sites by paying $1,626 in connection with a settlement offered to de minimis parties at the SRS site in 1994. BCTC and CM, along with other PRPs, committed to perform the Remedial Investigation and Feasibility Study ("RIFS") and two Non-Time Critical Removal Actions ("NTCRA") at the SRS site. The RIFS, and the first NTCRA (except for certain maintenance activities) have been completed. BCTC and CM have been allocated approximately .04% and 1.26%, respectively, of costs incurred to date, based on their alleged volume of waste shipped to the SRS site. It is presently anticipated that EPA will not issue the record of decision for this site for at least two years. The Company is unable, at this time, to estimate the ultimate cost of the remedy for the SRS site. The Company has accrued approximately $1 million in connection with this site.

           In April 2000, CM and BCTC (as well as numerous other members of the SRS PRP Group) received written notification that they had been designated as PRPs in connection with the alleged transshipment of waste from the SRS site to the Angelillo Property Superfund site in Southington, Connecticut (the "Angelillo Site") from October 30, 1967 through February 28, 1987. To date, the EPA claims it has incurred approximately $1.2 million in response costs in connection with the Angelillo Site and it has demanded reimbursement of those costs (as well as interest and future costs) from CM, BCTC, and other PRPs. In March 2001, the members of the SRS Group named as PRPs at the Angelillo Site accepted EPA's offer to settle its claim for past costs relating to the Angelillo transshipment site for a payment of $626,000. In May 2001, CM and BCTC received invoices in the amounts of $12,574.20 and $349.01, respectively, representing their share of the Angelillo settlement with EPA, and CM and BCTC paid said amounts later that month.

           The Angelillo settlement agreement was subject to a public comment period which has expired. In accordance with CERCLA, the EPA may modify or withdraw its consent to this agreement if comments disclose facts or considerations that cause it to believe that the agreement is inappropriate improper or inadequate. The settling parties and the EPA are working towards a resolution of all comments received from the public. The Company does not believe it is probable that additional costs will be incurred at this site.

           By third-party summons and complaint dated November 27, 1991, CM was named as a third-party defendant in an action pending in the United States District Court for the District of Rhode Island entitled United States v. Davis. In addition to CM, approximately 60 other companies were joined as third-party defendants. Amended third-party complaints named additional third-party defendants. The third-party complaint against CM alleged claims for contribution under CERCLA, common law indemnification and state law contribution. The third-party complaint alleged that CM (and the majority of the other third-party defendants) shipped waste to the Chemical Control Corporation, which waste was commingled and then shipped to the Davis Liquid Waste site located in Smithfield, Rhode Island. CM has entered into an agreement to settle liability in connection with the above claims for payment of the sum of $200,000. The Consent Decree was approved in 1998 by the Federal District Court. At least one non-settling party appealed from the District Court's approval of the Consent Decree. The appellate court affirmed the district court's approval of the Consent Decree. The Company does not believe it is probable that additional costs will be incurred at this site.

           The amounts referred to above do not include costs that the Company or its subsidiaries may incur for consultants' or attorneys' fees or for administrative expenses in connection with their participation as part of a PRP group. The reserve the Company has established for environmental liabilities, in the amount of $1.3 million, represents the Company's best current estimate of the costs of addressing all identified environmental problems, including the obligations of the Company and its subsidiaries relating to the Remedial Investigation and two Non-Time Critical Removal Actions at the Solvents Recovery Superfund site, based on the Company's review of currently available evidence, and takes into consideration the Company's prior experience in remediation and that of other companies, as well as public information released by EPA and by the PRP groups in which the Company or its subsidiaries are participating. Although the reserve currently appears to be sufficient to cover these environmental liabilities, there are uncertainties associated with environmental liabilities, and no assurances can be given that the Company's estimate of any environmental liability will not increase or decrease in the future. The uncertainties relate to the difficulty of estimating the ultimate cost of any remediation that may be undertaken, including any operating costs associated with remedial measures, the duration of any remediation required, the amount of consultants' or attorneys' fees that may be incurred, the administrative costs of participating in the PRP groups, and any additional regulatory requirements that may be imposed by the federal or state environmental agencies.

15. UNAUDITED QUARTERLY RESULTS OF OPERATIONS: (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                  December 31,         September 30,          June 30,             March 31,
QUARTER ENDED                                         2002                 2002                 2002                 2002
                                                  ------------         ------------         ------------         ------------
Net sales                                         $      6,214         $      5,912         $      6,344         $      5,258
Cost of sales                                            3,823                3,860                4,096                2,972
                                                  ------------         ------------         ------------         ------------
Gross profit                                      $      2,391         $      2,052         $      2,248         $      2,286
                                                  ============         ============         ============         ============

Income applicable to common stock                 $        504         $        152         $        262         $        239
                                                  ============         ============         ============         ============

Basic and diluted income per common share         $        .04         $        .01         $        .02         $        .02
                                                  ============         ============         ============         ============


                                                  December 31,         September 30,          June 30,             March 31,
QUARTER ENDED                                         2001                 2001                 2001                 2001
                                                  ------------         ------------         ------------         ------------
Net sales                                         $      6,253         $      5,958         $      6,019         $      6,695
Cost of sales                                            3,740                3,997                3,693                4,026
                                                  ------------         ------------         ------------         ------------
Gross profit                                      $      2,513         $      1,961         $      2,326         $      2,669
                                                  ============         ============         ============         ============

Income applicable to common stock                 $        179         $        183         $        115         $        150
                                                  ============         ============         ============         ============

Basic and diluted income per common share         $        .01         $        .01         $        .01         $        .01
                                                  ============         ============         ============         ============